PRICING SUPPLEMENT NO. 31                     Rule 424(b)(2)
TRADE DATE  December 2, 1996                Registration No.
33-58365
(To Prospectus Supplement dated May 15, 1995 including the Prospectus dated April 5, 1995) CUSIP Number:
89350L HB 1

                                $3,000,000,00
                       TRANSAMERICA FINANCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES E
               Due from 9 Months to 30 Years from Date of Issue

Floating Rate Note ( )                        6.00% Fixed Rate
Note(X)
Senior Medium-Term Note (X)                   Subordinated
Medium-Term Note( )

Principal Amount:      $7,000,000.00         Issue Price: 99.964%
Original Issue Date:   Dec. 5, 1996           Specified Currency:
U.S. Dollars
Interest Accrual Date: Dec. 5, 1996           Maturity Date:
December 6, 1999
Interest Rate:         6.00% per annum

Redemption Date(s): N/A                     New            Notice
of
                                        Maturity       Renewal
                                       Date(s):       Date(s):
Redemption Price(s): 100%
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):    N/A
Repayment Date(s):   None                     Interest Payment
Period:
                                                   Semi-annual
Repayment Price(s):  N/A                      Interest Payment
Dates:
                                                June 15 and
December 15
commencing June 15, 1997

Original Issue Discount
Note:  ( ) Yes   (X) No
Total Amount of OID:        N/A
Yield to Maturity:          N/A               Global Security:
(X)Yes  ( )
Initial Accrual Period OID: N/A               Exchange Rate
Agent:    N/A
Method Used to Determine                      Historical Exchange
Rate:  N/A
Yield to Maturity and Initial
Accrual Period OID:         N/A


(Only applicable to Floating Rate Notes):     Spread (plus or
minus):   N/A
  Initial Interest Rate:    N/A               Spread Multiplier:
     N/A
  Index Maturity:           N/A               Maximum Interest
Rate:    N/A
  Base Rate(s):             N/A               Minimum Interest
Rate:    N/A
    If LIBOR, Designated LIBOR Page:          Calculation Rate
Agent:   N/A
    ( ) LIBOR Reuters
    ( ) LIBOR                                 Name of Agent: BA
Securities, Inc.
Index Currency:  U.S. Dollars                 Agent's Discount or
Interest Reset Period:  N/A                   Commission:
$24,500.00
Interest Reset Dates:   N/A                   Net Proceeds to Co:
$6,972,980.00

(X) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount (X) 99.964% of
Principal Amount

( ) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at:
( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of____% of the principal amount;( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.